EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated March 30, 2012, relating to the consolidated financial statements of China Premium Lifestyle Enterprise, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, which report is included in the annual report on Form 10-K for the year ended December 31, 2011, of China Premium Lifestyle Enterprise, Inc.

/s/ HLB Hodgson Impey Cheng

HLB Hodgson Impey Cheng

Hong Kong, S.A.R.

March 30, 2012